AKARI THERAPEUTICS PLC INSIDER TRADING POLICY

Akari Therapeutics, Plc (the “Company”) has adopted the following policy regarding trading by Company personnel in the Company’s securities (the “Insider Trading Policy,” or this “Policy”). This Policy applies to all Company personnel, including directors, officers, employees and consultants of the Company and its subsidiaries. This Policy also applies to certain family members, other members of a person’s household and entities controlled by Company personnel, as described in Section IV below.

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The Need for an Insider Trading Policy

This Policy has been developed:

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to educate all Company personnel as to the federal securities laws and the rules of the Securities and Exchange Commission (the “SEC”) on insider trading in public company securities;
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to set forth requirements that apply to Company personnel and other persons covered by this Policy who seek to trade in the Company’s securities;
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to protect the Company and its personnel from legal liability; and
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to preserve the reputation for integrity and ethical conduct of the Company and its personnel.

Because the Company is a public company, transactions in the Company’s securities are subject to the federal securities laws and regulations adopted by the SEC. These laws and regulations make it illegal for an individual to buy or sell securities of the Company while aware of material non-public information.

The SEC takes insider trading very seriously and devotes significant resources to uncovering the activity and to prosecuting offenders. Liability may extend not only to the individuals who trade while in possession of material non-public information but also to their “tippers,” people who leak material non-public information to individuals who then trade based on that information. The Company and “controlling persons” of the Company may also be liable for violations by Company employees.

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What is Material Non-Public Information?

Definition.

Material non-public information is any information (positive or negative) that:

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is not generally known to the public, and
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which, if publicly known, would likely affect either the market price of the Company’s securities or a person’s decision to buy, sell or hold the Company’s securities.

Examples. Common examples of information that will frequently be regarded as material include,

but are not limited to:

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quarterly or annual earnings results;
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projections of future financial results;
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earnings or losses;
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developments in litigation or licensing matters involving the Company;
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news of a pending or proposed merger, acquisition or tender offer;
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news of a pending or proposed acquisition or disposition of a significant asset;
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news of a pending or proposed joint venture;
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a company restructuring;
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significant transactions with officers, directors or greater than 5% shareholders;
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financing transactions;
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changes in dividend policies, the declaration of a stock split or the offering of additional securities;
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establishment of a stock repurchase program;
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changes in pricing or cost structure of Company products or services;
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changes in management;
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changes in auditors or notification that the auditor’s reports may no longer be relied upon;
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significant new products or discoveries;
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results, interim or final, of clinical trials;
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approval of or adverse actions with respect to the Company’s clinical trials by the FDA in the U.S. or an equivalent regulatory authority in another country;
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impending bankruptcy or financial liquidity problems;
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internal financial information which departs from what the market expects;
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the gain or loss of a significant customer or supplier, major contract, license, registration or collaboration;
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the execution, amendment or termination of a material contract; or
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other items that require the filing of a Current Report on Form 8-K (or Form 6-K) with the SEC.

Twenty-Twenty Hindsight.

In determining whether information is material, the SEC and other regulators will view the information after-the-fact with the benefit of hindsight.

As a result, in determining whether any information is material, we will and you should carefully consider whether regulators and others might view the information as being material in hindsight, with the benefit of all relevant information that later becomes available.

For example, if there is a significant change in the Company’s stock price following release of certain information, that information will likely be determined to have been material when viewed with the benefit of hindsight.

In addition to addressing the relevant statutes and regulations in this area, we are adopting this Policy to avoid even the appearance of improper conduct on the part of anyone employed by or associated with the Company and certain related persons, not just members of senior management.

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The Consequences of Insider Trading

The consequences of insider trading violations can be severe:

For individuals who trade while in possession of material non-public information (or tip information to others):

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a civil penalty of up to three times the profit gained or loss avoided;
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a criminal fine (no matter how small the profit) of up to $5 million; and
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a jail term of up to 20 years.

These penalties can apply even if the individual is not a member of the Board of Directors or an officer of the Company. Moreover, if an employee violates this Policy, he or she may also be subject to Company-imposed sanctions, including termination for cause.

For a Company (as well as possibly any supervisory person) that fails to take appropriate steps to prevent illegal trading:

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a civil penalty of the greater of $1 million or three times the profit gained or loss avoided as a result of the employee’s violation; and
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a criminal penalty of up to $25 million.

Any of the above consequences, including an SEC investigation that does not result in prosecution, can tarnish the Company’s or an individual’s reputation and irreparably damage a career.

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Our Policy

General Prohibition on Trading.

Company personnel and Related Persons (as defined below in this Section IV) may not buy or sell securities of the Company while in possession of material non-public information or engage in any other action to take advantage of, or pass on to others, that information, subject to the specific exceptions noted below in this Section IV under the caption “Exceptions for Certain Transactions.”

Transactions by Family Members, Others in Your Household and Entities You Control.

The restrictions in this Policy also apply to:

(1)
immediate family members who reside with you;
(2)
others living in your household (whether or not related to you);
(3)
family members who do not live in your household but whose transactions in the Company’s securities are directed by you or are subject to your influence or control (e.g., parents or children who consult with you before they trade in the Company’s securities);
(4)
all other persons who execute trades on your behalf; and
(5)
any entities that you influence or control, including any corporations, limited liability companies, partnerships or trusts.

Each person or entity identified in clauses (1) – (5), is a “Related Person”).

SEC regulations specifically provide that any material non-public information about the Company communicated to any spouse, parent, child or sibling is considered to have been communicated under a duty of trust or confidence; and that any trading in the Company’s securities by such family members while they are aware of such information may, therefore, violate insider trading laws and regulations.

Company personnel are expected to be responsible for the compliance of all Related Persons with this Policy. This means that, to the extent such Related Persons of Company personnel intend to trade in the Company’s securities, the Related Persons need to comply with the black- out periods and all other restrictions in this Policy.

Furthermore, you should not participate in any investment club (i.e., groups of people who pool their money to make investments) that may invest in the Company’s securities.

Other Companies’ Non-public Information.

This Policy also applies with equal force to information relating to any other company, including our customers or suppliers, obtained by Company personnel during the course of their service to or employment by the Company. Specifically, no Company personnel who, in the course of work on behalf of the Company, learns of material non-public information about a company with which the Company does business may trade in the other company’s securities until the information becomes public or is no longer material.

Personal or Independent Reasons Are Not Exceptions.

Transactions in the Company’s securities that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are no exception. Even the appearance of an improper transaction must be avoided to preserve our reputation for adhering to the highest standards of conduct.

Policy Administrator.

This Policy shall be administered by the Company’s General Counsel (the “Policy Administrator”), and if such person is not available, then the Company’s Chief Financial Officer shall serve as the alternate Policy Administrator.

When Information Becomes Public.

This Policy applies to material non-public information about the Company, which means that trading is permitted once the information becomes known to the public (unless some other Company policy or legal obligation restricts trading at that time).

Because the Company’s shareholders and the investing public should be afforded time to receive and absorb information, as a general rule you should not engage in any transactions until the beginning of the first business day after material information has been released.

Thus, if an announcement is made before the market opens on a Monday, Tuesday generally would be the first day on which you may trade.

If an announcement is made before the market opens on a Friday, Monday generally would be the first day on which you may trade.

However, if the information released is complex, such as a major financing or other significant transaction, it may be necessary to allow additional time for the information to be absorbed by the investing public. In such circumstances, you will be notified by the Policy Administrator regarding a suitable waiting period before trading.

In addition, we have established specified black-out periods, as described below.

Prohibited Trading Periods.

While it is never permissible to trade based on material non-public information, we are implementing the following procedures to help prevent inadvertent violations of this Policy and avoid even the appearance of an improper transaction (which could result, for example, where Company personnel engage in a trade while unaware of a pending major development).

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Company Wide Black-Out Periods Applicable to All Company Personnel.

All Company personnel and Related Persons are prohibited from trading in any of the Company’s securities during the following periods:

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from the time each such individual becomes aware of the material information (the black-out start times often vary), until the beginning of the first business day after the day the Company has made a public announcement of material information, including earnings releases, unless the information released is complex, in which case it may be necessary to extend this period and the Policy Administrator will notify you of any such extension of the black-out period; and
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during other specified periods when significant developments or announcements are anticipated, as notified by the Policy Administrator.

You will be notified by e-mail when you may not trade in the Company’s securities during periods when significant developments or announcements are anticipated, in which event you will also be notified when trading restrictions are lifted. Of course, even during periods when trading is permitted, no one, including persons or entities who do not fall within the definition of Related Persons, should trade in the Company’s securities if he or she possesses material non-public information.

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Additional Black-Out Periods Applicable to the Board of Directors, Executive Officers, Financial Team Members, and Designated Employees.

In addition to being subject to the trading procedures applicable to all Company personnel (above), members of the Company’s Board of Directors, its Executive Officers, its Financial Team Members, and Designated Employees (each as defined below) and Related Persons of such individuals are also subject to additional trading procedures and restrictions during the following periods:

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the periods from five (5) days prior to the close of each fiscal quarter until the beginning of the first business day after the release of the Company’s financial results for each quarter (provided that the Company intends to prepare and file financial statements for such quarter) and, in the case of the fourth quarter, financial results for the year end; and

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any other periods as determined by the Company.

The Company’s “Executive Officers” comprise the individuals holding the positions listed on Exhibit A hereto, which list shall be amended from time to time.

The Company’s “Financial Team Members” comprise the individuals holding the positions listed on Exhibit B hereto, which list shall be amended from time to time.

The Company’s “Designated Employees” comprise the individuals holding the positions listed on Exhibit C hereto, which list shall be amended from time to time.

The Policy Administrator may, from time to time, amend the list of and/or designate other employees as Executive Officers, Financial Team Members, or Designated Employees, in which case the Policy Administrator shall notify the affected individuals.

Treatment of Certain Transactions.

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Distributions, Gifts and Other Transfers for No Consideration. All Company personnel and Related Persons are required to obtain pre-clearance pursuant to the procedures outline below. In addition to other transactions, bona fide gift transactions must be reported on Form 4 by directors and officers subject to Section 16 of the Securities Exchange Act of 1934, as amended (such subject persons, “Section 16 Persons”, and such act, the “Exchange Act”), within two (2) business days of such transaction. Whether a gift is “bona fide” may depend on various circumstances surrounding the gift. Accordingly, you are encouraged to consult with the Policy Administrator when contemplating a gift.
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Mutual Funds. Transactions in mutual funds that are invested in the Company’s securities are not transactions subject to this Policy.
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Transactions Involving Company Equity Plans. Except as otherwise noted below, this Policy does not apply to the following transactions:
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Stock Option Exercises. This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s equity plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale of stock for the purpose of generating the cash needed to pay the exercise price and or taxes upon the exercise of an option.

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Restricted Stock Awards and Restricted Stock Unit Awards. This Policy does not apply to the vesting of restricted stock or restricted stock units, or the exercise of a tax withholding right pursuant to which a person elects to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock or restricted stock unit. This Policy does apply, however, to any market sale of restricted stock or shares received upon vesting of restricted stock units.

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Employee Stock Purchase Plan. This Policy does not apply to purchases of the Company’s securities under an employee stock purchase plan adopted by the Company. This Policy does apply, however, to subsequent sales or other transfers of such securities.
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401(k) Plan. To the extent the Company offers its securities as an investment option in the Company’s 401(k) plan, the trading restrictions in this Policy do not apply to the purchase of stock through the Company’s 401(k) plan resulting from periodic contributions of money to the plan through regular payroll deduction elections; however, the trading restrictions do apply to elections made under the 401(k) plan to (a) increase or decrease the percentage of periodic contributions that will be allocated to the Company stock fund, (b) make an intra-plan transfer of an existing account balance into or out of the Company stock fund, (c) borrow money against a 401(k) plan account if the loan will result in a liquidation of some or all of a Company stock fund balance and

(d) pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.

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Other Transactions with the Company. Any other purchase of the Company’s securities from the Company or sales of the Company’s securities to the Company are not subject to this Policy.
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Rule 10b5-1 Trading Plans.

Rule 10b5-1 of the Exchange Act provides an affirmative defense from insider trading liability under the federal securities laws for certain qualifying pre-arranged transactions. Notwithstanding the restrictions and prohibitions on trading in the Company’s securities set forth in this Policy, persons subject to this Policy are permitted to effect transactions in the Company’s securities pursuant to a pre- arranged written trading plan with another person instructing that other person to purchase or sell the Company’s securities for their account, provided that the pre- arranged written trading plan was entered into when they were not in possession of material nonpublic information or during any applicable Company-imposed black- out period and which complies with the other requirements under Rule 10b5-1 (a “Trading Plan”), as described below and in Appendix A.

A Trading Plan is a binding, written contract, instruction or plan between you and your broker that: (i) specifies the price, amount, and date of trades to be executed for the your account in the future; or (ii) provides a written formula or algorithm, or computer program, that your broker will follow to determine the amount, price and timing of the Company’s securities to be purchased or sold; or (iii) did not permit you to exercise any subsequent influence over how, when, or whether the purchases or sales are made, provided that any person who does exercise such influence must not be in possession of material nonpublic information. Any such Trading Plan must also comply with the parameters set forth on Appendix A attached hereto.

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Other Transactions. This Policy does not apply to any other purchase of the Company’s securities from the Company or sales of the Company’s securities to the

Company with prior approval by the Policy Administrator or the Company’s Board of Directors.

Pre-Clearance of All Acquisitions, Sales and Other Transfers by Certain Company Personnel.

In order to ensure compliance with this Policy and with any Section 16 reporting requirements, all transactions in the Company’s securities (including acquisitions, sales, gifts and other transfers, whether or not for value), including the execution of Trading Plans (as defined below), by members of the Company’s Board of Directors, Executive Officers, Financial Team Members, Designated Employees and Related Persons, must be pre-cleared by the Policy Administrator, in addition to other certain transactions as provided in this Policy.

If you are (i) a member of one of the groups listed above and you contemplate a transaction in the Company’s securities or (ii) are otherwise contemplating any certain transaction for which this Policy requires pre-clearance pursuant to the procedures under this Section IV, you must contact the Policy Administrator or other designated individual prior to executing the transaction. The Policy Administrator will use his or her reasonable best efforts to provide approval or disapproval within two business days. Upon contacting the Policy Administrator, you must not trade, give or effect any other transfer without consideration in Company securities until receiving the requested pre-clearance to execute the contemplated transaction.

Neither the Company nor the Policy Administrator shall be liable for any delays that may occur due to the pre-clearance process.

If the transaction is pre-cleared by the Policy Administrator, it must be executed by the end of the second business day after receipt of pre-clearance.

Notwithstanding receipt of pre-clearance of a transaction, if you become aware of material non- public information about the Company after receiving the pre-clearance but prior to the execution of the transaction, you must not execute the transaction.

The responsibility for determining whether you are in possession of material non-public information rests with you, as discussed below in Section V.

If you are a Section 16 Person, promptly following execution of any transaction, gift or of the certain transactions subject to specified treatment under this Section IV, but in no event later than the end of the first business day after such execution, you must notify the Policy Administrator and provide details regarding the transaction sufficient to complete the required Section 16 filing.

Unless otherwise instructed, in writing, by the Policy Administrator, employees of the Company who are not Directors, members of Executive Officers, Financial Team Members or Designated Employees are also required to, pre-clear transactions in the Company’s securities in the same manner as set forth above. Such employees are not, however, required to notify the Policy Administrator following execution of the transaction.

Please note that pre-clearance does not provide Company personnel with immunity from investigation or suit, for which it is the responsibility of the individual to comply with the federal securities regulations.

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Individual Responsibility

Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in the Company’s securities while in possession of material non-public information.

Each individual is responsible for making sure that he or she complies with this Policy, and that any Related Person, whose transactions are subject to this Policy, also comply with this Policy.

In all cases, the responsibility for determining whether an individual is in possession of material non- public information rests with that individual, and any action on the part of the Company, the Policy Administrator or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.

You may be subject to legal penalties and disciplinary action by law enforcement officials and/or the Company for any conduct prohibited by this Policy or applicable securities laws, as described in Section III above.

Tipping Information to Others.

Company personnel must not disclose non-public information about the Company to others outside the Company who do not have an obligation to maintain the confidentiality of such information.

If the outsider trades on such information, penalties for insider trading may apply in these situations whether or not you derive any monetary benefit from the other person’s trading activities.

Material non-public information is often inadvertently disclosed or overheard in casual, social conversations. Please take care to avoid such disclosures.

Prevention of Insider Trading by Others.

If you become aware of a potential insider trading violation, you must immediately advise our Policy Administrator and/or report the matter using the Company’s anonymous whistleblower reporting procedures.

You should also take steps, where appropriate, to prevent persons under your supervision and/or control from using material non-public information for trading purposes.

Moreover, Company-imposed sanctions, including termination for cause, could result if an employee fails to comply with this Policy.

Confidentiality.

Serious problems could be caused for the Company by the unauthorized disclosure of internal information about the Company, whether or not for the purpose of facilitating improper trading in the Company’s securities.

Company personnel should not discuss internal Company matters or developments (whether or not you think such information is material) with anyone outside of the Company (including, but not limited to, family, friends, business associates, investors and expert consulting firms), except as required in the performance of regular corporate duties.

This prohibition applies specifically (but not exclusively) to inquiries about the Company that may be made by the financial press, investment analysts or others in the financial community and also includes posting material non-public information on any social media outlets such as Facebook or Twitter.

It is important that all such communications on behalf of the Company be made only through an authorized officer under carefully controlled circumstances. (see Company Communication Policy)

Unless you are expressly authorized to the contrary, if you receive any inquiries of this nature, you should decline comment and refer the inquirer to the Company’s CEO, Executive Chairman, COO or General Counsel.

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Additional Prohibited Transactions

Because we believe it is generally improper and inappropriate for Company personnel to engage in short-term or speculative transactions involving the Company’s securities, it is our policy that Company personnel and Related Persons not engage in any of the following activities, except in each case in limited circumstances with prior approval of the Policy Administrator:

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trading in the Company’s securities on a short-term basis. Any shares of Company common stock purchased in the open market must be held for a minimum of six months and ideally longer;
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short sales of the Company’s securities;

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the placement of any standing or limit orders on Company securities;
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use of the Company’s securities to secure a margin or other loan;
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transactions in straddles, collars or other similar risk reduction or hedging devices; and
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transactions in publicly-traded options relating to the Company’s securities (i.e., options that are not granted by the Company).
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Post-Separation Transactions

This Policy will no longer apply after separation from service with the Company.

However, if an individual is in possession of material non-public information when he or she leaves the Company, that individual may not trade in the Company’s securities until that information has become public or is no longer material, and it would be prudent for the individual, if he or she is subject to a black-out period upon separation of service, to refrain from trading until those restrictions no longer apply to Company personnel.

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Company Assistance

Any person who has any questions about specific transactions or this Policy in general may obtain additional guidance from the Policy Administrator.

Remember, however, the ultimate responsibility for adhering to this Policy and avoiding improper transactions rests with you. In this regard, please use your best judgment when considering a transaction in the Company’s securities.

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Certifications

As a condition to employment, all employees will be required to certify their understanding of and intent to comply with this Policy. Members of the Board of Directors, Executive Officers, and other personnel may be required to certify compliance on an annual basis.

As of December 6, 2023:

Exhibit A “Executive Officers”

All of the Company’s Executive Officers, comprising its:

1.
Chief Executive Officer
2.
Chief Operating Officer
3.
Chief Financial Officer
4.
General Counsel & Secretary

Exhibit B

“Financial Team Members”

All members of the Company’s financial team, including its:

1.
Chief Financial Officer
2.
Financial Officer (UK)
3.
Accounting Manager

Exhibit C

“Designated Employees”

Certain additional Company personnel, including its:

1.
Chief Scientific Officer
2.
Medical Director
3.
Head of Clinical Development
4.
Vice President, Worldwide Regulatory Affairs
5.
European Head of Regulatory Affairs

Certification Under Insider Trading Policy

The undersigned hereby certifies that he/she has been provided with a copy of, has read, understands, and agrees to comply with, the Company’s Insider Trading Policy.

Date: Signature

Name:

(Please Print)

Title:

APPENDIX A

Trading Plan Parameters

Conditions for Entry Into Trading Plans. Any Trading Plan must be entered into (i) in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 and (ii) at a time when a person is not in possession of material nonpublic information about the Company or the securities subject to such plan. With respect to any Section 16 Person, the Trading Plan must also include a representation by such officer or director certifying to such conditions in the preceding sentence. In addition to the condition that a Trading Plan be entered into in good faith, Rule 10b5-1 requires the applicable person continue to act in good faith with respect to the Trading Plan during its duration. A Trading Plan also must not permit you to exercise any subsequent influence over how, when, or whether the purchases or sales are made. Entering into or altering a corresponding or hedging transaction or position with respect to the securities under a Trading Plan is likewise prohibited.

As noted above, those who undertake transactions subject to a Trading Plan have an affirmative defense against any claim by the SEC against you for insider trading if your trade was made under a Trading Plan that was entered into when you were not aware of material nonpublic information. The rules regarding Trading Plans are complex and those who transact subject to one must fully comply with such rules. Any subject to this Policy should consult with their legal advisor before proceeding.

Pre-Clearance of New Trading Plans.

To comply with this Policy, any Trading Plan must be pre-approved by the Policy Administrator, be documented in writing and be established during a trading window. The Policy Administrator may refuse to approve a Trading Plan as he or she deems appropriate including, without limitation, if he or she determines that such plan does not satisfy the requirements of Rule 10b5-1. The Policy Administrator may consult with the Company’s legal counsel before approving a Trading Plan. If the Policy Administrator does not approve a person’s proposed Trading Plan, such person must adhere to pre-clearance procedures and trading windows set forth in these Trading Procedures until such time as a Trading Plan is approved.

Transactions effected pursuant to a pre-cleared Trading Plan will not require further pre- clearance at the time of the transaction if the plan specifies the dates, prices and amounts of the contemplated trades, or establishes a formula for determining the dates, prices and amounts.

Modification or Termination of Trading Plans.

Any deviation from, or alteration to, the specifications of an approved Trading Plan (including, without limitation, the amount, price or timing of a purchase or sale), or termination of an approved Trading Plan, must be reported immediately to the Policy Administrator.

To comply with these Trading Procedures, any modification or termination of a prior Trading Plan requires pre- approval by the Policy Administrator, must occur during a trading window and while such such Trading Plan participant is not aware of material, nonpublic information. Any such modification must also comply with the other requirements of the rules regarding Trading Plans, including, if applicable, a new cooling off period described below.

You should understand that frequent modifications or terminations of a Trading Plan, even if the applicable cooling-off periods are observed, may call into question the conditions that you entered into the Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1. Frequent modifications or terminations therefore may jeopardize the availability of the Rule 10b5-1 affirmative defense against insider trading allegations.

Cooling-off Periods for Trades under Trading Plans. No trades may occur under a Trading Plan until the expiration of the applicable cooling-off period described below. The applicable cooling-off period varies based on the status of the person.

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Section 16 Persons: the cooling-off period ends on the later of (x) ninety (90) days after adoption of the Trading Plan; or (y) two (2) business days following disclosure of the Company’s financial results in a Quarterly Report on Form 10-Q or an Annual Report on Form 10-K covering the fiscal quarter in which the plan was adopted or modified, but in no event later than one hundred twenty (120) days after adoption of the plan.
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All persons other than Section 16 Persons: the cooling-off period ends thirty (30) days after adoption of the Trading Plan.

A new cooling-off period is required following the entry into a new Trading Plan and any of the following modifications to an existing Trading Plan will be considered termination of such existing plan and the entry into a new Trading Plan, necessitating a new cooling off period: any modification or change to the amount, price, or timing of the purchase or sale of the securities (which includes a modification or change to a written formula or algorithm, or computer program that affects the amount, price, or timing of the purchase or sale of the securities) underlying a Trading Plan as well as any modification, such as the substitution or removal of a broker that is executing trades pursuant to a Trading Plan, that changes the price or date on which purchases or sales are to be executed.

Prohibition on Multiple Outstanding Trading Plans. A person entering into a Trading Plan must have no outstanding Trading Plans for purchases or sales of the Company’s securities on the open market (and shall not subsequently enter into any additional such plan), subject to the following exceptions:

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Series of contracts treated as a single plan: A series of separate contracts with different broker-dealers or other agents acting on behalf of such person to execute trades thereunder may be treated as a single plan so long as the contracts when taken together meet the conditions under Rule 10b5-1; provided that any modification of any individual contract in such a series will be treated as a modification of each other contract in that series and a modification of the Trading Plan, which modification may be considered a termination of the existing Trading Plan, necessitating a new cooling off period as described above, provided that, the substitution of a broker-dealer or other agent acting on behalf of such person for another broker dealer that is executing trades under such a Trading Plan shall not be considered a modification as long as the purchase or sales instructions applicable to the substitute and substituted broker are identical with respect to the prices of the Company’s securities to be purchased or sold, dates of the purchases or sales to be executed, and amounts of securities to be purchased or sold.
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Overlapping plans: There may be multiple concurrent Trading Plans if trading under such plans does not overlap such that trading under a later commencing plan may not be authorized until all trades under the earlier commencing Trading Plan are completed or expired without execution, provided that, the trades under the later commencing plan must comply with the applicable cooling-off period described above, treating the termination date of the earlier-commencing plan as the date of adoption of the later- commencing plan from which the cooling-off period commences. Any trades under a later-commencing plan that occur during the applicable cooling-off period negate the ability of such later-commencing plan to rely on the Rule 10b5-1 affirmative defense.
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“Sell-to-cover” tax withholding plans: A separate contract, instruction or plan for purposes of “sell-to- cover” transactions will not be considered an outstanding Trading Plan if such separate contract, instruction or plan authorizes such person’s broker or other agent to sell only such of the Company’s securities as are necessary to satisfy tax withholding obligations arising exclusively from the vesting of compensatory awards (e.g. restricted stock units) and such person does not otherwise exercise control over the timing of such sales. The foregoing “sell-to-cover” transaction exemption does not apply to sales incident to the exercise of option awards. A subject person may, however, enter into a valid Trading Plan that provides instructions for, in addition to other trades, sell-to-cover transactions to satisfy tax withholding obligations arising from the exercise of option awards1

“Single Trade” Trading Plans. A Trading Plan designed to effect the open-market purchase or sale of the total amount of the Company’s securities subject to that plan as a single transaction cannot be entered into if the applicable person adopted a contract, instruction or plan similarly designed to effect an open market purchase or sale in a single transaction in the prior 12 month period and such contract, instruction or plan would otherwise qualify for the affirmative defense under Rule 10b5-1. The prohibition on more than one “single trade” Trading Plan within a 12 month period does not prohibit sell-to-cover transactions described in the immediately preceding bullet.

Disclosure of Trading Plans. The Company will disclose certain information regarding Trading Plans and any “non- Rule 10b5–1 trading arrangement” (as defined in Item 408 of Regulation S-K2) entered into, terminated or modified by Section 16 Persons in the Company’s Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K during the fiscal quarter covered by the applicable report, such as the date of the plan or arrangement’s adoption, the duration of such plan or arrangement and the number of the Company’s securities to be purchased or sold under such plan or arrangement, provided that, no disclosure shall be made with respect to pricing terms of such plan or arrangement. Section 16 Persons, by acknowledging their understanding of, and intent to comply with, these Trading Procedures, agree to cooperate with the Company to provide any necessary information related to such disclosure.

If you are a Section 16 Person, a Trading Plan’s compliance with Section 16 of the Exchange Act require special care because Section 16 Persons may not even be aware that a reportable transaction under a Trading Plan has taken place and may not be able to comply with the SEC’s requirement to report on Form 4 purchases or sales of the Company’s securities within two business days after the execution of the applicable transaction. Forms 4 and 5 include a mandatory checkbox indicating whether the transaction reportable thereunder was intended to satisfy the affirmative defense conditions under a Trading Plan. Therefore, for Section 16 Persons, a transaction executed according to a Trading Plan is not permitted unless the Trading Plan requires that your broker notify the Company before the close of business on the day of the execution of the transaction.

1 As long as a Trading Plan satisfies the Rule 10b5-1’s conditions, a plan may provide for both sell-to-cover transactions and other planned trades.

2 Item 408(c) of Regulation S-K defines “non-Rule 10b5–1 trading arrangement” as an arrangement where: (1) the covered person asserts that at a time when they were not aware of material nonpublic information about the security or the issuer of the security they had adopted a written arrangement for trading the securities; and (2) the trading arrangement: (i) specified the amount of securities to be purchased or sold and the price at which and the date on which the securities were to be purchased or sold;(ii) included a written formula or algorithm, or computer program, for determining the amount of securities to be purchased or sold and the price at which and the date on which the securities were to be purchased or sold; or (iii) did not permit the covered person to exercise any subsequent influence over how, when, or whether to effect purchases or sales; provided, in addition, that any other person who, pursuant to the trading arrangement, did exercise such influence must not have been aware of material nonpublic information when doing so.